Exhibit 21. – Subsidiaries.

Subsidiaries of China Grand Resorts Inc. (f.k.a. Asia Premium Television Group Inc.)

* Sun New Media Transaction Service Ltd. (“SNMTS”)

* China Focus Channel Development Co., Ltd (“CFCD”)

* Key Prosper Holdings Limited (“KPH”)